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                                                                       EXHIBIT 5


                                November 9, 1999

MagneTek, Inc.
26 Century Boulevard
Nashville, Tennessee  37214

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         I have acted as counsel for MagneTek, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,500,000 shares of Common Stock of the Company issuable under the 2000 Employee Stock Plan of MagneTek, Inc. (the "Plan"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about November 9, 1999. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan.

         Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

         I am an employee of the Company.

                                      Very truly yours,

                                      /s/ Samuel A. Miley

                                      Samuel A. Miley
                                      Vice President, General
                                      Counsel and Secretary